Exhibit 10.19
OPTION AGREEMENT
(Quisqueya 12, Inc.)
     This Option Agreement (“Agreement”) is executed as of this 21st day of December, 2006, among CREFISA, INC., a Puerto Rico corporation (“Seller”), D&D INVESTMENT GROUP, S.E., a Puerto Rico special partnership (“Buyer”) and QUISQUEYA 12, INC., a Puerto Rico corporation (the “Company,” and together with Seller and Buyer, collectively, the “Parties”).
BACKGROUND
     WHEREAS, Seller owns one hundred (100) shares (the “Shares”) of common stock, par value $0.01 per share, of the Company, which represents fifty percent (50%) of the issued and outstanding shares of common stock of the Company; and
     WHEREAS, Seller desires to grant to Buyer, and Buyer desires to obtain from Seller, an option to purchase the Shares, on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the respective covenants, representations and warranties contained herein, Seller and Buyer, intending to be legally bound hereby, agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     1.1 “Closing” means the consummation of the purchase and sale of the Shares contemplated hereby which shall be effected by delivery of the documents and instruments referred to in Sections 4.2 and 4.3 hereof, each in form and content satisfactory to Buyer, Seller and their respective counsel and each dated or being effective as of the Closing Date.
     1.2 “Closing Date” means the date on which the Closing occurs.
     1.3 “Commencement Date” shall have the meaning set forth in Section 6.3 of this Agreement.
     1.4 “Commonwealth” means the Commonwealth of Puerto Rico.
     1.5 “Consent” means any consent, waiver, approval, authorization or permit.
     1.6 “Encumbrance” means any lien, charge, restriction, security interest or encumbrance of any nature.

     1.7 “Governmental Entity” means any governmental or regulatory authority, department, board, bureau, agency or commission, including courts of competent jurisdiction, domestic or foreign.
     1.8 “Order” means any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation.
     1.9 “Parking Garage” shall have the meaning set forth in Section 6.3 of this Agreement.
     1.10 “Parking Spaces” shall have the meaning set forth in Section 6.3 of this Agreement.
     1.11 “Person” means any natural person or legal entity not a party to this Agreement.
     1.12 “Plans and Specifications” means the final plans and specifications for the construction of the Parking Garage, as approved by all Government Entities, including, without limitation, the architectural, structural, mechanical and electrical plans and specifications for the construction of the Parking Garage.
     1.13 “Property” means that certain parcel of land with a superficial area equal to 2,054.0505 square meters, recorded in the Registry of Property of Puerto Rico, Second Section of San Juan at page (folio) 282 of volume (tomo) 1,140, property number 32,442.
     1.14 “Public Disclosure” means any press release or public announcement or publicity statement or other disclosure to the public, including any announcement to employees.
     1.15 “Purchase Price” means the aggregate purchase price for the Shares set forth in Section 3.2 hereof.
     1.16 “Regime” shall have the meaning set forth in Section 6.3 of this Agreement.
ARTICLE II
OPTION TO PURCHASE
     2.1 Grant of Option. Seller hereby grants to the Purchaser the exclusive, irrevocable, first option (the “Option”) to purchase the Shares, in accordance with the terms and conditions of this Agreement. In the event that the Buyer exercises the Option by sending written notice thereof to Seller in accordance with Sections 2.4 and 12.6 of this Agreement, upon the terms and conditions contained in this Agreement, Seller agrees to sell, assign and transfer to Buyer and Buyer agrees to purchase and acquire from Seller at the Closing, for the consideration provided in Section 2.5 of this Agreement, the Shares, free and clear of any Encumbrances.

     2.2 Term of Option. The term of the Option granted hereunder shall commence on the date hereof and shall conclude ninety (90) days thereafter, or on any later date to which the parties agree to in writing (the “Option Period”).
     2.3 Deposit. The consideration for the grant of the Option is TWO HUNDRED THOUSAND DOLLARS ($200,000) (the “Deposit”) which shall be paid by Buyer to Seller as follows by wire transfer or certified check:
          (a) ONE HUNDRED THOUSAND DOLLARS ($100,000) shall be paid by Buyer to Seller at the time of the execution of this Agreement; and
          (b) ONE HUNDRED THOUSAND DOLLARS ($100,000) shall be paid by Buyer to Seller on or before the thirtieth (30th) day after the payment referred to in paragraph 2.3(a).
     In the event that (i) Buyer does not exercise the Option at least five (5) days prior to the last day of the Option Period in accordance with Sections 2.4 and 12.6 of this Agreement, the Option shall terminate and the Deposit shall be forfeited to Seller as liquidated damages and as the sole and exclusive remedy of Seller; or (ii) Buyer exercises the Option in accordance with Sections 2.4 and 12.6 of this Agreement, Seller is willing and available to convey the Shares to Buyer in accordance herewith, and Buyer fails to consummate the acquisition of the Shares as contemplated herein on the Closing Date or such other date mutually agreed to by the Parties, Seller shall be entitled to forfeit and retain the Deposit, in each case without prejudice to the remedies afforded to Seller in Article VIII of this Agreement.
     2.4 Exercise of Option. The Option may be exercised by the Purchaser by giving written notice to the Seller at least five (5) days prior to the end of the Option Period in the manner provided in Section 12.6 of this Agreement.
     2.5 Purchase Price and Payment of Land Loan. In consideration of the Sale of the Shares at the Closing in the event Buyer exercises the Option in accordance with Section 2.4 of this Agreement, Buyer will pay to Seller at the Closing [ONE MILLION NINE HUNDRED EIGHTEEN THOUSAND SIX HUNDRED TWENTY-SIX DOLLARS ($1,918,626)] (the “Purchase Price”), less the amounts paid by Buyer to Seller pursuant to Section 2.3 of this Agreement, payable in cash by wire transfer of immediately available funds to an account designated by Seller to Buyer prior to the Closing or by certified check. At the Closing, Buyer agrees to pay in full to Seller the outstanding principal amount as of the date hereof plus accrued and unpaid interest and all other amounts owed under the Promissory Note (Land Loan) made by Buyer on February 2, 2004 in the principal amount of $1,541,000 (the “Land Loan”) and any other amount owed by the Buyer to the Seller in connection with the development of the Parking Garage.

ARTICLE III
CLOSING
     3.1 Closing. In the event that Buyer exercises the Option by sending notice thereof to the Seller in accordance with the provisions of Section 12.6 of this Agreement at least five (5) days prior to the expiration date of the Option Period, the closing (the “Closing”) hereunder shall take place at the offices of Seller’s counsel in the Commonwealth of Puerto Rico no later than thirty (30) days succeeding the date of such notice (provided, however, that the Closing must occur on or before March 15, 2007) (the “Closing Date”) or such other date or place as may be mutually agreed to by the parties.
     Closing shall occur by delivery of the documents and instruments by Seller and Buyer described in Sections 3.2 and 3.3 hereof, each in form and content satisfactory to Buyer, Seller and their respective counsel and each dated or being effective as of the Closing Date.
     3.2 Seller’s Deliveries at the Closing. At the Closing, Seller will deliver to Buyer:
          (a) stock certificate(s) representing the Shares, duly endorsed in blank or accompanied by stock transfer powers;
          (b) a certified copy of the resolutions adopted by the Board of Directors of Seller authorizing the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby;
          (c) the original demand mortgage note in the principal amount of $1,541,000, made by Buyer to the order of bearer on February 2, 2004;
          (d) certificate No. 002 representing 100 shares of common stock of the Company owned by Buyer and which were pledged to Seller pursuant to that certain Stock Pledge and Security Agreement dated February 2, 2004 between Seller and Buyer (the “Stock Pledge Agreement”);
          (e) a written release by Seller in connection with the cancellation of the Stock Pledge Agreement; and
          (f) such other documents, instruments and certificates as may be provided for under this Agreement or reasonably requested by Buyer prior to Closing, including, without limitation, UCC-3 termination statements with respect to financing statements, if any, filed in the Puerto Rico Department of State covering the collateral described in clauses (c) and (d) above.
     3.3 Buyer’s Deliveries at the Closing At the Closing, Buyer will deliver to Seller:
          (a) payment in full of the Purchase Price (less the amounts paid by Buyer to Seller pursuant to Section 2.3);

          (b) a certified copy of the resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby;
          (c) the officer’s certificate referred to in Section 7.3;
          (d) payment in full by Buyer to Seller of all amounts owed with respect to the Land Loan;
          (e) a public deed in recordable form duly executed by the Company, in form and substance satisfactory to the Seller, whereby a restrictive covenant is constituted upon the Property for the benefit of the Seller (or any adjoining parcel of land owned by an affiliate of the Seller) limiting the construction of improvements thereon to the Parking Garage in accordance with the specifications set forth in the Plans and Specifications, including, without limitation, the specifications relating to location, dimensions, setbacks, height and number of floors;
          (f) a written commitment executed by the Buyer and the Company wherein they agree (i) that with respect to any commercial or other project that may be constructed by the Company, the Buyer or any affiliate thereof over and above the Parking Garage (which project shall require the prior written approval of the Seller), the Seller shall be entitled to two thirds of the economic interest of such project, and (ii) to execute any and all private and public documents that may be necessary and convenient to implement the agreement described in this clause (f); and
          (g) such other documents, instruments and certificates as may be provided for under this Agreement or reasonably requested by Seller prior to Closing.
     3.4 Termination of Joint Venture. Upon the exercise by Buyer of the Option, the sale of the Shares to the Buyer on the Closing Date and the payment of amounts and delivery of the documents described in Sections 3.2 and 3.3, the Parties agree that the Joint Venture and Stockholders Agreement dated February 2, 2004 between Seller and Buyer (the “Joint Venture Agreement”) shall automatically terminate and cease to be in effect, whereupon the Parties shall be released of all liabilities and obligations thereunder. In addition to the foregoing, and as additional consideration for the sale of the Shares by Seller to Buyer, the parties hereto agree that upon the termination of the Joint Venture Agreement as set forth in this Section 3.4, the provisions of Section 17.4.1 of the Joint Venture Agreement with respect to Seller’s air rights over and above the last floor of parking space in the Parking Garage (as hereinafter defined) are terminated in exchange for the economic interest to be granted by the Company, the Buyer or any affiliate thereof to the Seller as set forth in Section 3.3(f) hereof, which economic interest is to be granted to the Seller without requiring any payment or other consideration whatsoever.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Buyer as follows:
     4.1 Organization and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth. Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Seller of this Agreement have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming due execution thereof by Buyer, constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, and similar laws affecting the rights of creditors generally and by the availability of equitable remedies.
     4.2 Ownership of Shares. Seller has good and marketable title to the Shares and, except as set forth in the Joint Venture Agreement, has full and unrestricted power and authority to sell, assign, transfer and deliver to Buyer valid title to the Shares. Upon delivery of the certificates representing the Shares on the Closing Date as provided herein, Buyer will acquire good and marketable title to the Shares, free and clear of any and all Encumbrances.
     4.3 Consents and Approvals. Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby will violate any provision of the Certificate of Incorporation or By-Laws (or other comparable governing documents) of Seller, require any Consent of, or filing with or notification to, any Governmental Entity, require any consent under, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration of any obligation to repay) under, any contract to which the Seller is a party or by which they or any of their property or assets may be bound, violate any Order of any Governmental Entity applicable to Seller or the Company, or (e) violate any constitution, statute, regulation, rule, injunction, judgment, Order, decree, ruling, charge or other restriction of any Governmental Entity.
     4.4 Disclaimer of Other Representations and Warranties. Except as set forth in this Article IV, Seller makes no representation or warranty, express or implied, in respect of the Property, the Company or any of its assets, properties, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, in the event it exercises the Option in accordance herewith, Buyer will be purchasing and acquiring the Shares on an “as-is, where-is” basis, except to the extent specifically set forth in this Article IV.

ARTICLE V
REPRESENTATIONS AND WARRANTIES BY BUYER AND THE COMPANY
     The Company and Buyer represent and warrant to Seller as follows:
     5.1 Organization and Standing. Buyer is a special partnership duly organized, validly existing and in good standing under the laws of the Commonwealth and has full power and authority to enter into and perform this Agreement. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth and has full corporate power and authority to enter into and perform this Agreement.
     5.2 Authority. The execution, delivery and performance by each of the Company and Buyer of this Agreement has been duly authorized by all necessary corporate or partnership action, as applicable. This Agreement has been duly executed and delivered by each of the Company and Buyer and, assuming due execution by Seller, constitutes a valid and binding agreement of each of the Company and Buyer enforceable against them in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies.
     5.3 Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement by each of the Company and Buyer nor the consummation of the transactions contemplated hereby by each of the Company and Buyer will violate any provision of the partnership agreement or corporate charter and by-laws of such persons, as applicable, require any Consent of, or filing with or notification to, any Governmental Entity, or violate any Order of any Governmental Entity.
ARTICLE VI
CERTAIN COVENANTS AND AGREEMENTS OF SELLER AND BUYER
     6.1 Further Assurances. Subject to the terms and conditions herein provided, each of the Parties agree to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement to the extent that the Option is properly exercised by the Buyer. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the Parties shall take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by any party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby.
     6.2 Public Disclosure. The Parties will consult with each other and agree on desirability, timing and substance of any Public Disclosure, relating to the transactions contemplated hereby. Subject to applicable law, neither party will make any Public Disclosure without the prior written agreement of the other party as to the time of the issuance, extent of distribution, and form and substance of the Public Disclosure.
     6.3 Parking Spaces. In the event that Buyer exercises the Option in accordance herewith and consummates the purchase of the Shares as contemplated herein, Buyer, Seller and the Company agree to the following, in consideration for the mutual premises and covenants contained herein:
          (a) Within ninety (90) days from the Closing Date, the Company shall (and Buyer shall cause the Company to) commence the construction on the Property of a commercial multi-story parking building containing no less than 495 parking spaces and up to 20,000 square feet of commercial retail space on the ground floor (the “Parking Garage”).
          (b) The Company agrees to (and Buyer shall cause the Company to) complete, at the Company’s sole cost and expense, the Parking Garage not later than seven hundred and twenty (720) days from the Commencement Date (the “Completion Date”); provided, however, that the Company shall be entitled to a ninety (90) day grace period to complete the Parking Garage in the event of a delay caused by a flooding which directly affects the construction of the Parking Garage, a hurricane which affects the northeastern portion of the island of Puerto Rico, or any other unavoidable casualty or other causes beyond the control and without the fault or negligence of the Company and which by the exercise of reasonable diligence the Company is unable to prevent or provide against.
          (c) In the event that the Parking Garage is not completed on or before the Completion Date or within the 90 day grace period referred to in clause (b) of this Section 6.3, Seller shall be entitled to a $1,000 credit per each day until completion of the Parking Garage, to be credited against the Parking Purchase Price (as hereinafter defined); provided, however, that the total amount to be credited against the Parking Purchase Price in accordance with this clause (c) shall not exceed $720,000. In the event that the $720,000 ceiling is reached and the Company has not yet completed the Parking Garage, then Seller, at its sole option, may be excused from compliance with its obligation to purchase the Seller Parking Spaces (as hereinafter defined).
          (d) The Company shall (and Buyer shall cause the Company to) construct the Parking Garage (i) in conformity with the Plans and Specifications and with all applicable present and future laws, ordinances, orders, rules, regulations and requirements of all Governmental Entities which may be applicable to the Parking Garage and/or the construction thereof; and (ii) in a good and workmanlike manner with materials of good quality. The Company shall (and Buyer shall cause the Company to) submit the Plans and Specifications to the Seller for its review and approval prior to commencing construction of the Parking Garage. The Company shall obtain Seller’s prior written consent to any and all material changes to the Plans and Specifications. .
          (e) Upon completion of the Parking Garage by the Company, the Company shall (and Buyer agrees to cause the Company to), at its sole cost and expense, within sixty (60) days after the Completion Date, submit the Property, the Parking Garage and all other improvements on the Property to the Puerto Rico Condominium Act (31 L.P.R.A. § 1291 et seq.) to create a condominium regime (the “Regime”) containing at least 495 separate and individual parking space units (the “Parking Spaces”), provided that the form and substance of the deed of constitution of condominium regime, by-laws and all other documents and instruments relating to the Regime shall subject to Seller’s approval, which approval shall not be unreasonably withheld by Seller.
          (f) Within thirty (30) days after the constitution of the Regime at the offices of Seller’s counsel in the Commonwealth of Puerto Rico at ten (10) o’clock in the morning (the “Parking Closing Date”), or such other date or place as may be mutually agreed to by the Parties, the Company agrees to (and Buyer shall cause the Company to) sell to Seller (or to any entity designated by Seller) and Seller agrees to purchase from the Company, two hundred (200) Parking Spaces (the “Seller Parking Spaces”) for a purchase price equal to TWENTY-SEVEN THOUSAND FIVE HUNDRED DOLLARS ($27,500) per individual parking space, for a total aggregate purchase price equal to FIVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($5,500,000) (the “Parking Purchase Price”), pursuant to a separate purchase agreement which shall include the terms and conditions set forth in this Section 6.3. As a condition to Seller’s obligation to purchase the Seller Parking Spaces as contemplated in this Section 6.3, Seller and Buyer shall agree to the specific individual parking spaces to be sold to Seller. On the date of the sale of the Seller Parking Spaces to Seller, the Company and Seller agree to (and Buyer shall cause the Company to) execute and deliver a deed of individualization and sale containing the following terms and conditions:
               (i) the Company shall transfer and convey the Seller Parking Spaces to Seller free and clear of all liens and encumbrances (other than the provisions of all documents relating to the governance of the Regime and recorded in the Registry of Property) and Seller shall pay to the Company the Parking Purchase Price, less the Escrow Parking Deposit (as hereinafter defined);
               (ii) the Company shall undertake and accept with respect to the Seller Parking Spaces the warranties of title and against latent defects imposed on sellers of real property by the Puerto Rico Civil Code;
               (iii) real property taxes and assessments relating to the Seller Parking Spaces as of the date of sale for the then current fiscal year shall be deemed to accrue on a daily basis and shall be apportioned between Seller and the Company as of such date of sale;
               (iv) the deed of individualization and sale shall be executed before a Notary Public selected by Seller and Seller shall pay the notarial tariff applicable to such deed;
               (v) the Company shall pay the cost of all internal revenue and legal assistance stamps required to be cancelled on the original of the deed of individualization and sale and Seller shall pay the cost of all internal revenue and legal assistance stamps required to be cancelled on the first certified copy of such deed as well as the cost of the recordation of such certified copy in the Registry of Property; and

               (g) On the Closing Date Seller shall deliver to Banco Popular de Puerto Rico, as escrow agent (the “Escrow Agent”) for Seller and Buyer, an amount equal to FOUR HUNDRED THOUSAND DOLLARS ($400,000) (the “Escrow Parking Deposit”). The Escrow Agent shall hold the Escrow Parking Deposit in a segregated interest-bearing escrow account. In the event that the Seller acquires the Seller Parking Spaces as contemplated in this Section 6.3, the Escrow Parking Deposit and all income earned thereon shall be applied to the Parking Purchase Price (and Seller may so instruct the Escrow Agent in writing). In the event that Seller elects to terminate its obligation to purchase the Seller Parking Spaces as contemplated in clause (c) of this Section 6.3, the Escrow Parking Deposit and all income earned thereon shall be reimbursed to Seller (and Seller may so instruct the Escrow Agent in writing).
               (h) Seller and its representatives and agents shall be entitled, at any reasonable time and upon reasonable notice, from time to time after the Completion Date and prior to the Parking Closing Date, to enter the Parking Garage and inspect all work done, labor performed and materials furnished with respect to the Parking Garage and the Seller Parking Spaces. Seller shall prepare and sign an inspection statement listing any defect in workmanship or materials which Seller discovers. If such defects listed in the inspection statement are not corrected on or prior to the Parking Closing Date, Seller, at its sole option, may (i) extend the Parking Closing Date for such additional time as Seller elects until such defects are corrected, or (ii) require that the Company agree to a provision in the deed of individualization and sale whereby the Company covenants to correct such defects within a reasonable period of time, but nevertheless within ninety (90) days from the date of execution of the Parking Closing Date, and an amount reasonably estimated to equal the cost of such correction is withheld from the purchase price and placed in “escrow”.
ARTICLE VII
CONDITIONS PRECEDENT OF SELLER
     The obligation of Seller to consummate the sale of the Shares to Buyer as contemplated hereby is subject to the fulfillment or written waiver by Seller of each of the following conditions prior to or at the Closing:
     7.1 Representations and Warranties. The representations and warranties of the Company and Buyer made hereunder shall be true and correct in all material respects as of the date hereof and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.
     7.2 Covenants. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.
     7.3 Officer’s Certificate. Seller shall have received a certificate of an authorized officer of each of the Company and Buyer, dated the Closing Date, certifying that the conditions contained in Sections 7.1 and 7.2 have been fulfilled and confirming and ratifying the agreements set forth in Sections 3.4 and 6.3 of this Agreement.

     7.4 No Order or Proceeding. No Order shall have been enacted, entered or promulgated (and remain in effect) or shall have been enforced by any Governmental Entity which prohibits or restricts the consummation of the transactions contemplated hereby. No action or proceeding by any Governmental Entity shall have been commenced (and remain pending) against Buyer, Seller or the Company seeking to prevent, delay or materially change the transactions contemplated hereby or challenging any of the terms or provisions of this Agreement or seeking material damages in connection therewith.
     7.5 Consents. All Consents of Governmental Entities necessary for consummation of the transactions contemplated hereby, if any, shall have been obtained.
     7.6 Miscellaneous Closing Deliveries. Seller shall have received each of the following:
          (a) all documents, instruments and other closing deliveries specified in Section 3.3; and
          (b) such other evidence as Seller may reasonably request in order to establish compliance with the conditions of Closing set forth herein.
ARTICLE VIII
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
     8.1 Survival. All representations, warranties, indemnities and other covenants and agreements made by Seller or Buyer shall survive the Closing for a period of one (1) year, except for the obligations of the Parties contained in Sections 6.1, 6.2, 6.3, 9.1 and 9.9, all of which shall survive the Closing and continue in full force and effect thereafter.
     8.2 Indemnification.
          (a) By Seller. Seller shall indemnify and hold harmless Buyer and its officers, directors, employees or partners against any loss, liability, damage or expense (including reasonable counsel fees) which any of them may suffer, sustain or become subject to as a result of any breach of any of the warranties, covenants or agreements of, or any misrepresentations made by Seller under this Agreement.
          (b) By Buyer. Buyer shall indemnify and hold harmless Seller and its officers, directors or employees against any loss, liability, damage or expense (including reasonable counsel fees) which any of them may suffer, sustain or become subject to as a result of any breach of any of the warranties, covenants or agreements of, or any misrepresentations made by Buyer under this Agreement.
     8.3 Exclusive Remedy. The Parties agree that the foregoing indemnification provisions shall be the exclusive remedy of each of the Parties with respect to transactions contemplated in this Agreement; provided, however, that Seller shall be entitled to request specific performance and/or damages in the event that Buyer exercises the Option and (i) Buyer fails to consummate the acquisition of the Shares as contemplated herein on the Closing Date or such other date mutually agreed to by the Parties or (ii) the Company and the Buyer fail to comply with their obligations set forth in Section 6.3 of this Agreement.
ARTICLE IX
MISCELLANEOUS
     9.1 Expenses of the Parties. Each Party will pay its own expenses, including the expenses of their respective accountants, if any, and attorneys, in connection with the negotiation, execution and consummation of the transactions contemplated by this Agreement.
     9.2 Parties in Interest. This Agreement will inure to the benefit of and be binding on and enforceable against the Parties hereto and their respective successors and permitted assigns.
     9.3 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.
     9.4 Captions. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, or construe the scope and intent of such sections nor in any way affect the interpretation of this Agreement.
     9.5 Entire Agreement; Amendments. This Agreement and the documents and other agreements referred to herein, set forth the entire agreement of the parties with respect to the subject matter hereof, and supersede any prior oral or written agreement or understanding among any of the parties. No modification or amendment of this Agreement may be made except in writing signed by all parties.
     9.6 Notices. Any notices or communications required or permitted hereunder will be deemed sufficiently given by any of the parties hereto to the other parties if such notice or communication is in writing and delivered in person or by a nationally recognized overnight delivery service, sent via facsimile, or mailed (postage prepaid), by registered or certified mail, return receipt requested, as follows:
If to Seller, to:
CREFISA, Inc.
207 Ponce de León Avenue
San Juan, Puerto Rico 00917

Fax: (787) 777-4147
Attention: General Counsel
If to Buyer, to:
D&D Investment Group, S.E.
654 Plaza, Suite 933
654 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918
Fax: (787) 758-2529
Attention: Mr. Henry A. Orlinsky
or to such other address or addresses as hereafter will be furnished as provided in this Section 9.6 by any of the parties hereto to the other parties hereto. Each such notice will be deemed to have been given as of the date received. A return receipt, or evidence of refusal, obtained by the Post Office authorities at the request of the sender, or the expiration of ten days after mailing, will be conclusive as of the fact of receipt.
     9.7 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original, and together will constitute one and the same instrument.
     9.8 Assignment. This Agreement may not be assigned by either party hereto without the prior written consent of the other party.
     9.9 Brokers. Buyer and Seller each represent and warrant to the other that all negotiations between them have been carried out by them directly, without the intervention of any third person, and that there are no broker’s commissions, finder’s fees or other payment payable to any person in connection with the transactions contemplated hereby.
     9.10 Extension; Waiver. At any time prior to the Closing Date, the party entitled to the benefits of the respective term or provision may extend the time for the performance of any of the obligations or other acts of the other parties hereto, waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party entitled to the benefits of such extended or waived term or provision.
     9.11 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.
     9.12 Force Majeure. The parties may be excused from compliance with their obligations under this Agreement for so long as and to the extent that the required performance is prevented or delayed by an event of force majeure, which will include acts of God; fire; explosion; flood; tornado; category 3 or higher storm; acts of public enemies; war or civil disturbance; sabotage; epidemic and/or quarantine; or any other unavoidable casualty or other causes beyond the control and without the fault or negligence of the Company and which by the exercise of reasonable diligence the Company is unable to prevent or provide against.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SELLER: CREFISA, INC.
By:
	Name:	Carlos M. García
	Title:	Director

By:
	Name:	María Calero
	Title:	Director

COMPANY: QUISQUEYA 12, INC.
By:
	Name:	Henry A. Orlinsky
	Title:	Director

By:
	Name:	Carlos M. García
	Title:	Director

BUYER:
D&D INVESTMENT GROUP, S.E.,
Represented herein by its managing partner
221 Ponce de León Realty, Inc.

By:
	Name:	Henry A. Orlinsky
	Title:	President

Affidavit No.
     Acknowledged and subscribed before me in San Juan, Puerto Rico this 21st day of December, 2006, by the following persons, personally known to me: Henry A. Orlinsky, married, of legal age, executive, and resident of Teanick, New Jersey.

NOTARY PUBLIC